Exhibit 99.1
Cowen Inc.

PART I

When we use the terms "we," "us," "Cowen" and the "Company," we mean Cowen Inc., a Delaware corporation, its consolidated subsidiaries and entities in which it has a controlling financial interest, taken as a whole, as well as any predecessor entities, unless the context otherwise indicates.
Item 1.    Business
Overview
Cowen Inc., a Delaware corporation formed in 2009, is a diversified financial services firm that, together with its consolidated subsidiaries (collectively, "Cowen" or the "Company"), provides investment management, investment banking, research, sales and trading, prime brokerage, global clearing and commission management services through its two business segments: the Operating Company (“Op Co”) and the Asset Company (“Asset Co”).
Operating Company
The Op Co segment consists of four divisions: the Cowen Investment Management (“CIM”) division, the Investment Banking division, the Markets division and the Research division. The Company refers to the Investment Banking division, the Markets division and the Research division combined as its investment banking businesses. Op Co’s CIM division includes advisers to investment funds (including privately placed hedge funds and private equity structures), and registered funds. Op Co’s investment banking businesses offer industry focused investment banking for growth-oriented companies including advisory and global capital markets origination and domain knowledge-driven research, sales and trading platforms for institutional investors, global clearing and commission management services and also a comprehensive suite of prime brokerage services.
The CIM division is the Company's investment management business, which operates primarily under the Cowen Investment Management name. CIM offers innovative investment products and solutions across the liquidity spectrum to institutional and private clients. The predecessor to this business was founded in 1994 and, through one of its subsidiaries, has been registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act") since 1997. The Company's investment management business offers investors access to a number of strategies to meet their specific needs including private healthcare investing, private sustainable investing, healthcare royalties, activism and merger arbitrage. The CIM division focuses on attracting and retaining talented investment teams and providing seed capital and working capital, an institutional infrastructure, robust sales and marketing and industry knowledge. A portion of the Company’s capital is invested alongside the Company's investment management clients. The Company has also invested some of its capital in its reinsurance businesses.
Op Co’s investment banking businesses include investment banking, research, sales and trading, prime brokerage, global clearing and commission management services to companies and primarily institutional investor clients. Our primary target sectors ("Target Sectors") are healthcare, technology, media and telecommunications, information and technology services, consumer, aerospace and defense, industrials, energy and transportation. We provide research and brokerage services to over 5,000 domestic and international clients seeking to trade securities and other financial instruments, principally in our target sectors. The investment banking businesses also offer a full-service suite of introduced prime brokerage services targeting emerging private fund managers. Historically, we have focused our investment banking efforts on small to mid-capitalization public companies as well as private companies. From time to time, the Company invests in private capital raising transactions of its investment banking clients.
Asset Company
The Asset Co segment consists of the Company’s private investments, private real estate business and other legacy multi-sector long/short equity strategies. The focus of Asset Co is to drive future monetization of the invested capital of the segment.
Principal Business Lines
Investment Banking
Our investment banking professionals are focused on providing strategic advisory and capital raising services to U.S. and international public and private companies in our Target Sectors. By focusing on our Target Sectors over a long period of time, we have developed a significant understanding of the unique challenges and demands with respect to public and private capital raising and strategic advice in these sectors. Our advisory and capital raising capabilities begin at the early stages of a private company's accelerated growth phase and continue through its evolution as a public company. Our advisory business focuses on mergers and acquisitions, including providing fairness opinions and providing advice on other strategic transactions. Our capital markets capabilities include equity, including private investments in public equity and registered direct offerings, credit and fixed income, including public and private debt placements, exchange offers, consent solicitations and tender offers, as well as origination and distribution capabilities for convertible securities. We have a unified capital markets group which we believe allows us to be effective in providing cohesive solutions for our clients. Historically, a significant majority of our investment banking revenue has been earned from high-growth small and mid-capitalization companies. The Company, from time to time, may invest in private capital raising transactions of its clients.
Brokerage
Our team of brokerage professionals serves institutional investor clients in the U.S. and internationally. We trade common stocks, listed options, equity-linked securities and other financial instruments on behalf of our clients and offer a full-service suite of introduced prime brokerage services targeting emerging private fund managers. We provide our clients with an electronic execution suite. We provide global, multi-asset class algorithmic execution trading models to both buy side and sell side clients and also offer execution capabilities relating to these trading models through ATM Execution LLC ("ATM Execution"). We also provide our clients with commentary on political, economic and market conditions. We have relationships with over 5,000 institutional investor clients. Our brokerage team is comprised of experienced professionals dedicated to our Target Sectors, which allows us to develop a level of knowledge and focus that we believe differentiates our brokerage capabilities from those of many of our competitors. We tailor our account coverage to the unique needs of our clients. We believe that our sector traders are able to provide superior execution because of their knowledge of the interests of our institutional investor clients in specific companies in our Target Sectors.
In connection with the brokerage services we provide, our sales professionals also provide our institutional investor clients with access to the management of our investment banking clients outside the context of financing transactions. These meetings are commonly referred to as non-deal road shows. Non-deal road shows allow our investment banking clients to increase their visibility within the institutional investor community while providing our institutional investor clients with the opportunity to further educate themselves on companies and industries through meetings with management. We believe our deep relationships with company management teams and our sector-focused approach provide us with broad access to management for the benefit of our institutional investor and investment banking clients.
Research
As of December 31, 2018, we had a research team of 45 senior analysts covering approximately 878 companies. Within our equity coverage universe, approximately 28% are healthcare companies, 25% are TMT (technology, media and telecom) companies, 16% are energy companies, 12% are capital goods and industrial companies, 4% are basic materials companies and 15% are consumer companies. Our differentiated approach to research focuses our analysts' efforts toward delivering specific investment ideas and de-emphasizes maintenance research.  We place significant emphasis on analyst collaboration, both within and between sectors. We sponsor a number of conferences every year that are focused on our Target Sectors and sub-sectors. During these conferences we highlight our investment research and provide significant investor access to corporate management teams. We provide research solely through our broker-dealers in connection with our provision of brokerage services.
Investment Management Strategies
The Company's investment management business, within the Op Co segment, focuses on addressing the needs of institutional investors and high net worth individuals to preserve and grow allocated capital. The Company and its affiliated investment advisors offer a variety of investment management products that provide access to a number of strategies, including merger arbitrage, activism, private healthcare investing, and private sustainable investing.
The Company's investment management business, within the Asset Co segment, consists of the Company's private investments, private real estate business and other legacy multi-sector long/short equity strategies. Certain multi-strategy hedge funds managed by the Company are currently in wind-down. The majority of assets remaining in these hedge funds include investments in private companies, real estate investments and special situations.
Regulation and Compliance
Our businesses, as well as the financial services industry generally, are subject to extensive regulation, including periodic examinations by governmental and self-regulatory organizations, in the United States and the jurisdictions in which we operate around the world. As a publicly traded company in the United States, we are subject to the U.S. federal securities laws and regulation by the SEC. Through our investment management and/or investment bank businesses we are subject to regulation by the SEC, the U.S. Commodity Futures Trading Commission (the "CFTC"), the Financial Industry Regulatory Authority, Inc.

(“FINRA”) the National Futures Association (“NFA”), other self-regulatory organizations and exchanges related to the financial services industry and the fifty state securities commissions in the U.S. and by the U.K. Financial Conduct Authority (“FCA”).
Virtually all aspects of our business are subject to various laws and regulations both inside and outside the U.S., some of which are summarized below. Regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. Governmental authorities in the United States and in the other countries in which we operate from time to time propose additional disclosure requirements and regulations covering our broker-dealers and investment management businesses. The rules governing the regulation of the various aspects of our business are very detailed and technical. Accordingly, the discussion below is general in nature, does not purport to be complete and is current only as of the date of this report.
Rigorous legal and compliance analysis of our businesses and investments is important to our culture and risk management. We conduct regular training of our personnel to ensure that they are familiar with the laws and regulations governing our business and applicable to our clients as well as with our company's policies and procedures. In addition, we have adopted and implemented disclosure controls and procedures and internal controls over financial reporting, which have been documented, tested and assessed for design and operating effectiveness in compliance with the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act"). We strive to maintain a culture of compliance through the use of policies and procedures such as oversight compliance, codes of conduct, compliance systems, communication of compliance guidance, conduct of annual compliance reviews and on-going employee education and training. Our corporate risk management function further analyzes our business, investment and other key risks, reinforcing their importance in our environment. We have a compliance group that monitors our compliance with all of the regulatory requirements to which we are subject and manages our compliance policies and procedures. Our General Counsel supervises our compliance group, which is responsible for addressing all regulatory and compliance matters that affect our activities. Our compliance policies and procedures address a variety of regulatory and compliance risks such as the handling of material non-public information, position reporting, personal securities trading, valuation of investments, document retention, potential conflicts of interest and the allocation of investment opportunities. Our compliance group also monitors the information barriers that we maintain between those of our different businesses that we are required to conduct separately or which present conflicts of interest, which we address through the use of physical and systematic information barriers. We believe that our various businesses' access to the intellectual capital, contacts and relationships benefit all of our businesses. However, in order to maximize that access without compromising our legal and contractual obligations, our compliance group oversees and monitors the communications between or among our company's different businesses to ensure that we maintain material non-public information, client information and other confidential information in strict confidence. All parts of our business from time to time are subject to regulatory exams, investigations and proceedings, and our broker-dealers have received fines and penalties for infractions of various regulations relating to our activities. For additional information regarding the regulatory and compliance risks that we face, see "Item 1A Risk Factors".
The investment advisers responsible for the Company's investment management businesses are all registered as investment advisers with the SEC or rely upon the registration of an affiliated adviser, and all are currently exempt from registration as Commodity Pool Operators (“CPOs”) and Commodity Trading Advisors (“CTAs”).
Registered investment advisers are subject to the requirements of the Advisers Act and the regulations promulgated thereunder. Such requirements relate to, among other things, fiduciary duties to clients, maintaining an effective compliance program, operational and marketing requirements, disclosure obligations, conflicts of interest, fees and prohibitions on fraudulent activities.
The investment activities of our investment management businesses are also subject to regulation under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Investment Company Act of 1940, as amended ("the Investment Company Act") and various other statutes, as well as the laws of the fifty states and the rules of various United States and non-United States securities exchanges and self-regulatory organizations, including laws governing trading on inside information, market manipulation and a broad number of technical requirements (e.g., options and futures position limits, execution requirements and reporting obligations) and market regulation policies in the United States and globally. Congress, regulators, tax authorities and others continue to explore and implement regulations governing all aspects of the financial services industry. Pursuant to systemic risk reporting requirements adopted by the SEC, the Company's affiliated registered investment advisers with private investment fund clients are required to report certain information about their investment funds to the SEC.
In addition, certain of our investment advisers act as a “fiduciaries” under the Employee Retirement Income Security Act of 1974 (“ERISA”) and similar state laws with respect to private and public benefit plan clients.  As such, the advisers, and certain of the investment funds they advise, may be subject to ERISA and similar state law requirements and to regulations promulgated thereunder. ERISA, similar state laws and applicable provisions of the Internal Revenue Code of 1986 (the

“IRC”), which regulate services provided to individual retirement accounts, impose duties on persons who are fiduciaries and other types of service providers to benefit plans and individual retirement accounts under ERISA, such state laws and the IRC, prohibit specified transactions involving IRA and benefit plan clients subject to ERISA or similar state laws (absent the availability of specified exemptions) and provide monetary penalties for violations of these prohibitions.
Enacted on July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") was expansive in scope and led to the adoption of extensive regulations by the CFTC, the prudential regulators, the SEC and other governmental agencies. The current administration has suggested that it will seek to roll back some of this regulation, although it is not possible to predict whether changes will be made. Since its adoption, the Dodd-Frank Act has had an impact on the costs associated with derivatives trading by the Company and its clients, including as a result of requirements that transactions be margined, trade reported and, in some cases, centrally cleared.
The Dodd-Frank Act established the Financial Services Oversight Council (the "FSOC") to identify threats to the financial stability of the United States, promote market discipline, and respond to emerging risks to the stability of the United States financial system. The FSOC is empowered to determine whether the material financial distress or failure of a non-bank financial company would threaten the stability of the United States financial system, and such a determination can subject a non-banking finance company to supervision by the Board of Governors of the Federal Reserve and the imposition of standards and supervision including stress tests, liquidity requirements and enhanced public disclosures including the authority to require the supervision and regulation of systemically significant non-bank financial companies. We do not believe we are at risk of being considered a systemically significant non-bank financial company.
The regulation of swaps and derivatives under the Dodd-Frank Act directly affects the manner by which our investment management businesses utilizes and trades swaps and other derivatives, and has generally increased the costs of derivatives trading conducted on behalf of our clients. The European Union ("E.U.") (and some other countries) are now in the process of implementing similar requirements that will affect derivatives transactions with a counterparty organized in that country or otherwise subject to that country’s derivatives regulation.  The mandatory minimum margin requirements for bilateral derivatives adopted by the U.S. government and the E.U. came into effect in March 2017 in respect to variation margin and will be transitioned in through 2020 in respect to initial margin. Required margining of derivatives has affected our investment management businesses as these requirements generally increase costs associated with derivatives transactions and makes derivatives transactions more expensive.
Given our investment and insurance activities are carried out around the globe, we are subject to a variety of regulatory regimes that vary country by country. Our captive insurance and reinsurance companies are regulated by both the New York State Department of Finance and the Luxembourg Commissariat aux Assurances, respectively. E.U. financial reforms included a number of initiatives to be reflected in new or updated directives and regulations, the most significant of which is the amendment to the pan-European regulatory regime, the Markets in Financial Instruments Directive (“MiFID II”), which went into effect in January 2018. MiFID II regulates the provision of investment services and activities throughout the European Economic Area. MiFID II requires that investment managers and investment advisers located in the E.U. “unbundle” research costs from commissions. As a result, investment firms subject to MiFID II may no longer pay for research using client commissions or “soft dollars.” Going forward, such costs must be paid directly by the investment firm or through a research payment account funded by clients and governed by a budget that is agreed by the client. In the U.S., our investment management businesses expect to continue to pay for research using soft dollars consistent with applicable law. The change in regulations has also impacted the provisions of research by our U.S. broker-dealers. Because the acceptance of hard dollar payments would, under U.S. law, require registration as an investment adviser, our broker-dealers are requiring clients to continue to pay for research on a soft dollar basis unless the client is subject to MiFID II and we can rely on SEC relief so as not to have to register as an investment adviser.
Our businesses have operated for many years within a legal framework that requires us to be able to monitor and comply with a broad range of legal and regulatory developments that affect our activities both in the United States and abroad. As noted above, certain of our businesses are subject to compliance with laws and regulations of United States federal and state governments, foreign governments, their respective agencies and/or various self-regulatory organizations or exchanges relating to the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage. Additional legislation, changes in rules promulgated by the SEC, our other regulators and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode of our operation and profitability. The United States and non-United States government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion or deregulation of a broker-dealer, an investment advisor or its directors, officers or employees.
Cowen and Company, LLC ("Cowen and Company") is a registered broker-dealer with the SEC and in all 50 states, the District of Columbia and Puerto Rico and is a member in good standing with FINRA. Self-regulatory organizations, including

FINRA, adopt and enforce rules governing the conduct and activities of its member firms, including Cowen and Company, ATM Execution LLC ("ATM Execution"), Cowen Prime Services LLC ("Cowen Prime"), Cowen Execution Services LLC (formerly Convergex Execution Solutions LLC) ("Cowen Execution") and Westminster Research Associates LLC (“Westminster”). In addition, state securities regulators have regulatory oversight authority over our broker-dealer entities. Accordingly, Cowen and Company, ATM Execution, Cowen Prime, Cowen Execution and Westminster are subject to regulation and oversight by the SEC and FINRA while Cowen Prime is also registered with and subject to oversight by the NFA and CFTC. The Company's U.S. broker-dealers are also members of, and subject to regulation by various exchanges, based on their lines of business. Additionally, Cowen International Ltd and Cowen Execution Ltd are primarily regulated in the U.K. by the FCA.
Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds, conflicts of interest, securities and information, capital structure, research/banking interaction, record-keeping, the financing of customers' purchases and the conduct and qualifications of directors, officers and employees. In particular, as registered broker-dealers and members of various self-regulatory organizations, Cowen and Company, ATM Execution, Cowen Prime, Cowen Execution and Westminster are subject to the SEC's uniform net capital rule. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of a broker-dealer's assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC's uniform net capital rule requires us to give prior notice to the SEC for certain withdrawals of capital. As a result, our ability to withdraw capital from our broker-dealer subsidiaries may be limited.
The effort to combat money laundering and terrorist financing is a priority in governmental policy with respect to financial institutions. The Bank Secrecy Act ("BSA"), as amended by Title III of the USA PATRIOT Act of 2001 and its implementing regulations ("Patriot Act"), requires broker-dealers and other financial services companies to maintain an anti-money laundering compliance program that includes written policies and procedures, designated compliance officer(s), appropriate training, independent review of the program, standards for verifying client identity at account opening and obligations to report suspicious activities and certain other financial transactions. Through these and other provisions, the BSA and Patriot Act seek to promote the identification of parties that may be involved in financing terrorism or money laundering. We must also comply with sanctions programs administered by the U.S. Department of Treasury's Office of Foreign Asset Control, which may include prohibitions on transactions with designated individuals and entities and with individuals and entities from certain countries.
Anti-money laundering laws outside the United States contain similar diligence and verification provisions. The obligation of financial institutions, including ours, to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls that have increased, and may continue to increase, our costs. Any failure with respect to our programs in this area could subject us to serious regulatory consequences, including substantial fines, and potentially other liabilities.

Part II
Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations
Segment Analysis and Economic Income (Loss)
Segments
The Company conducts its operations through two segments: an Operating Company segment ("Op Co") and an Asset Company ("Asset Co") segment. For a more detailed discussion regarding the Company's segments, see Item 1 Management's Discussion and Analysis of Financial Condition and Results of Operations "Overview" section.
Economic Income (Loss)
The performance measure used by the Company for each segment is Economic Income (Loss), which management uses to evaluate the financial performance of and to make operating decisions for the Company as a whole and each segment. Accordingly, management assesses its business by analyzing the performance of each segment and believes that investors should review the same performance measure that it uses to analyze its segment and business performance. In addition, management believes that Economic Income (Loss) is helpful to gain an understanding of its segment results of operations because it reflects such results on a consistent basis for all periods presented.
Our Economic Income (Loss) may not be comparable to similarly titled measures used by other companies. We use Economic Income (Loss) as a measure of each segment's operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with US GAAP. As a result of the adjustments made to arrive at Economic Income (Loss), Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under US GAAP, including our Consolidated Funds. Economic Income (Loss) is considered by management as a supplemental measure to the US GAAP results to provide a more complete understanding of each segment's performance as measured by management. For a reconciliation of Economic Income (Loss) to US GAAP net income (loss) for the periods presented and additional information regarding the reconciling adjustments discussed above, see Note 27 to the Company's consolidated financial statements included elsewhere in this Form 10-K.
In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for Consolidated Funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses and (iv) certain costs associated with debt. Economic Operating Income (Loss) represents Economic Income (Loss) before depreciation and amortization expenses. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain investment funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes (a) incentive fees during periods when the fees are not yet crystallized for US GAAP reporting and (b) retainer fees, relating to investment banking activities, earned during the period that would otherwise be deferred until closing for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.
Economic Income (Loss) Revenues
The Company's principal sources of Economic Income (Loss) revenues are derived from activities in the following business segments:
The Op Co segment generates revenue through five principle sources: investment banking revenue, brokerage revenue, management fees, incentive income and investment income from the Company's own capital.
The Asset Co segment generates revenue through three principle sources: management fees, incentive income and investment income from the Company's own capital.
Economic Income (Loss) Expenses
The Company's Economic Income (Loss) expenses consist of non-interest expenses and interest expense. Non-interest expenses consist of compensation and benefits and non-compensation expenses (fixed and variable), less reimbursement from affiliates.
Non-controlling Interests
Non-controlling interests represent the pro rata share of the income or loss of the non-wholly owned consolidated entities attributable to the partners of such entities.

Year Ended December 31, 2018 Compared with Year Ended December 31, 2017

	Year Ended December 31,						Total Period-to-Period
	2018			2017
	Operating Company	Asset Company	Total	Operating Company	Asset Company	Total	$ Change	% Change
	(dollars in thousands)
Economic Income Revenues
Investment banking	$329,061	$—	$329,061	$223,614	$—	$223,614	$105,447	47%
Brokerage	452,299	—	452,299	312,780	—	312,780	139,519	45%
Management fees	43,466	5,709	49,175	45,007	10,380	55,387	(6,212)	(11)%
Incentive income (loss)	16,851	6,896	23,747	17,872	8,156	26,028	(2,281)	(9)%
Investment income (loss)	53,593	2,753	56,346	7,204	37,938	45,142	11,204	25%
Other income (loss)	(1,619)	451	(1,168)	3,307	(76)	3,231	(4,399)	(136)%
Total economic income revenues	893,651	15,809	909,460	609,784	56,398	666,182	243,278	37%
Interest expense	17,489	5,524	23,013	13,599	5,289	18,888	4,125	22%
Total net revenues	$876,162	$10,285	$886,447	$596,185	$51,109	$647,294	$239,153	37%
Economic Income (Loss)
Operating Company Segment Revenues
Op Co Segment Economic Income (Loss) revenues were $893.7 million for the year ended December 31, 2018, an increase of $283.9 million compared to Economic Income (Loss) revenues of $609.8 million in the prior year period.
Investment Banking.    Investment banking revenues increased $105.5 million to $329.1 million for the year ended December 31, 2018 compared with $223.6 million in the prior year period. During the year ended December 31, 2018, the Company completed 114 underwriting transactions, 30 strategic advisory transactions and seven debt capital markets transactions. During the year ended December 31, 2017, the Company completed 103 underwriting transactions, 16 strategic advisory transactions and two debt capital markets transactions. The implied average underwriting fee per transaction was 21.1% greater for the year ended December 31, 2018 as compared to the prior year period.
Brokerage.    Brokerage revenues increased $139.6 million to $452.3 million for the year ended December 31, 2018, compared with $312.7 million in the prior year period. This was attributable to an increase in revenues due to the acquisition of Convergex Group in June 2017 and increased revenue in our options and electronic trading businesses. Customer trading volumes across the industry (according to Bloomberg) increased 12% for the year ended December 31, 2018 compared to the prior year period.
Management Fees.    Management fees for the segment decreased $1.5 million to $43.5 million for the year ended December 31, 2018 compared with $45.0 million in the prior year period. This decrease in management fees was primarily related to a decrease in management fees from the activist business and healthcare royalty business which was only partially offset with an increase in management fees from our private healthcare business.
Incentive Income (Loss).    Incentive income for the segment decreased $1.0 million to $16.9 million for the year ended December 31, 2018 compared with $17.9 million in the prior year period. This decrease was related to a decrease in performance fees from the activist business offset almost completely by an increase in performance fees in our private healthcare and merger arbitrage businesses.
Investment Income (Loss).    Investment income for the segment increased $46.4 million to $53.6 million for the year ended December 31, 2018 compared with $7.2 million in the prior year period. The increase primarily relates to an increase in performance of the Company's own invested capital.
Other Income (Loss).    Other income (loss) for the segment decreased $4.9 million to a loss of $1.6 million for the year ended December 31, 2018 compared with income of $3.3 million in the prior year period. The decrease primarily relates to a decrease in income from the Company's reinsurance business.
Asset Company Segment Revenues
Asset Co segment Economic Income (Loss) revenues were $15.8 million for the year ended December 31, 2018, a decrease of $40.6 million compared with Economic Income (Loss) revenues of $56.4 million in the prior year.

Management Fees.    Management fees for the segment decreased $4.7 million to $5.7 million for the year ended December 31, 2018 compared with $10.4 million in the prior year period. This decrease in management fees was primarily related to the company's exit of two investment management strategies, one in the fourth quarter of 2017 and the other in the first quarter of 2018.
Incentive Income (Loss).    Incentive income for the segment decreased $1.3 million to $6.9 million for the year ended December 31, 2018 compared with $8.2 million in the prior year period. This decrease was related to a net payout related to the performance of certain multi-strategy assets.
Investment Income (Loss).    Investment income for the segment decreased $35.1 million to $2.8 million for the year ended December 31, 2018, compared with $37.9 million in the prior year period. The decrease primarily relates to a decrease in performance of the Company's own invested capital.
Other Income (Loss).    Other income (loss) for the segment increased $0.6 million to $0.5 million for the year ended December 31, 2018, compared with a loss of $0.1 million in the prior year period.
Year Ended December 31, 2017 Compared with the Year Ended December 31, 2016

	Year Ended December 31,						Total Period-to-Period
	2017			2016
	Operating Company	Asset Company	Total	Operating Company	Asset Company	Total	$ Change	% Change
	(dollars in thousands)
Economic Income Revenues
Investment banking	$223,614	$—	$223,614	$133,279	$—	$133,279	$90,335	68%
Brokerage	312,780	—	312,780	207,040	—	207,040	105,740	51%
Management fees	45,007	10,380	55,387	46,982	20,266	67,248	(11,861)	(18)%
Incentive income (loss)	17,872	8,156	26,028	12,755	13,519	26,274	(246)	1%
Investment income (loss)	7,204	37,938	45,142	(9,991)	14,014	4,023	41,119	NM
Other income (loss)	3,307	(76)	3,231	12,975	16,792	29,767	(26,536)	(89)%
Total economic income revenues	609,784	56,398	666,182	403,040	64,591	467,631	198,551	42%
Interest Expense	13,599	5,289	18,888	12,378	4,812	17,190	1,698	10%
Total net revenues	$596,185	$51,109	$647,294	$390,662	$59,779	$450,441	$196,853	44%
Economic Income (Loss)
Operating Company Segment Revenues
Op Co Segment Economic Income (Loss) revenues were $609.8 million for the year ended December 31, 2017, an increase of $206.7 million compared to Economic Income (Loss) revenues of $403.0 million in the prior year period.
Investment Banking.    Investment banking revenues increased $90.3 million to $223.6 million for the year ended December 31, 2017 compared with $133.3 million in the prior year period. During the year ended December 31, 2017, the Company completed 103 underwriting transactions, 16 strategic advisory transactions and two debt capital markets transactions. During the year ended December 31, 2016, the Company completed 76 underwriting transactions, 15 strategic advisory transactions and seven debt capital markets transactions. The average underwriting fee per transaction was 33.8% greater for the year ended December 31, 2017 as compared to the prior year period.
Brokerage.    Brokerage revenues increased $105.7 million to $312.8 million million for the year ended December 31, 2017, compared with $207.0 million million in the prior year period. This was attributable to an increase in revenues due to the initiation of the credit trading business in May 2016 and the acquisition of Convergex Group in June 2017. Customer trading volumes across the industry (according to Bloomberg) decreased 11% for the year ended December 31, 2017 compared to the prior year period.
Management Fees.    Management fees for the segment decreased $2.0 million to $45.0 million for the year ended December 31, 2017 compared with $47.0 million in the prior year period. This decrease in management fees was primarily related to a decrease in management fees from the activist and healthcare royalty businesses.
Incentive Income (Loss).    Incentive income for the segment increased $5.1 million to $17.9 million for the year ended December 31, 2017 compared with $12.8 million in the prior year period. This increase was related to an increase in performance fees from the activist businesses.

Investment Income (Loss).    Investment income for the segment increased $17.2 million to $7.2 million for the year ended December 31, 2017 compared to a loss of $10.0 million in the prior year period. The increase primarily relates to an increase in performance of the Company's own invested capital.
Other Income (Loss).    Other income (loss) for the segment decreased $9.7 million to $3.3 million for the year ended December 31, 2017 compared with $13.0 million in the prior year period. The decrease primarily relates to the principal owners of Starboard Value exercising their right to acquire a portion of the Company’s ownership interest in the activist business in the prior year.
Asset Company Segment Revenues
Asset Co segment Economic Income (Loss) revenues were $56.4 million for the year ended December 31, 2017, a decrease of $8.2 million compared with Economic Income (Loss) revenues of $64.6 million in the prior year.
Management Fees.    Management fees for the segment decreased $9.9 million to $10.4 million for the year ended December 31, 2017 compared with $20.3 million in the prior year period. This decrease in management fees was primarily related to the sale of our interest in the alternative solutions business during the third quarter of 2016 and a decrease in management fees from the real estate business.
Incentive Income (Loss).    Incentive income for the segment decreased $5.3 million to $8.2 million for the year ended December 31, 2017 compared with $13.5 million in the prior year period. This decrease was related to a decrease in performance fees from the multi-strategy business offset partially by an increase in the real estate business.
Investment Income (Loss).    Investment income for the segment increased $23.9 million to $37.9 million for the year ended December 31, 2017, compared with $14.0 million in the prior year period. The increase primarily relates to an increase in performance of the Company's own invested capital.
Other Income (Loss).    Other income (loss) for the segment decreased $16.9 million to a loss of $0.1 million for the year ended December 31, 2017, compared with income of $16.8 million in the prior year period. The decrease primarily relates to the sale of our interest in the alternative solutions business in the prior year.

Cowen Inc.
Notes to Consolidated Financial Statements

1. Organization and Business
Cowen Inc., a Delaware corporation formed in 2009, is a diversified financial services firm that, together with its consolidated subsidiaries (collectively, "Cowen" or the "Company"), provides investment management, investment banking, research, sales and trading, prime brokerage, global clearing and commission management services through its two business segments: the Operating Company (“Op Co”) and the Asset Company (“Asset Co”).
The Op Co segment consists of four divisions: the Cowen Investment Management (“CIM”) division, the Investment Banking division, the Markets division and the Research division. The Company refers to the Investment Banking division, the Markets division and the Research division combined as its investment banking businesses. Op Co’s CIM division includes advisers to investment funds (including privately placed hedge funds and private equity structures) and registered funds. Op Co's investment banking businesses offer investment banking, research, sales and trading, prime brokerage, global clearing and commission management services to companies and primarily institutional investor clients. Op Co's investment banking businesses’ primary target sectors ("Target Sectors") are healthcare, technology, media and telecommunications, information and technology services, consumer, aerospace and defense, industrials, energy and transportation.
The Asset Co segment consists of certain of the Company’s private investments, private real estate business and other legacy multi-sector long/short equity strategies. The focus of Asset Co is to drive future monetization of the invested capital of the segment.
3. Significant Accounting Policies
a.    Revenue recognition
The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers ("ASC Topic 606"), which requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company follows a five-step model to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, the Company includes variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. Significant judgments are required in the application of the five-step model including; when determining whether performance obligations are satisfied at a point in time or over time; how to allocate transaction prices where multiple performance obligations are identified; when to recognize revenue based on the appropriate measure of the Company’s progress under the contract; and whether constraints on variable consideration should be applied due to uncertain future events.
The Company's principle sources of revenue are generated within two segments: Op Co and Asset Co as more fully described below. Revenue from contracts with customers includes management fees, incentive income, investment banking revenue and brokerage services revenue excluding principal transactions. ASC Topic 606 does not apply to revenue associated with financial instruments, interest income and expense, leasing and insurance contracts. The following is a description of principal activities, separated by business segments, from which the Company generates its revenue.
Operating Company
The Op Co segment generates revenue through five principle sources: investment banking revenue, brokerage revenue, management fees, incentive income and investment income from the Company's own capital. Investment income is excluded from ASC Topic 606.
Investment Banking
The Company earns investment banking revenue primarily from fees associated with public and private capital raising transactions and providing strategic advisory services. Investment banking revenues are derived primarily from public and private small- and mid-capitalization companies within the Company's Target Sectors.
Investment banking revenue consists of underwriting fees, strategic/financial advisory fees, expenses reimbursed from clients and placement and sales agent fees.

•
Underwriting fees. The Company earns underwriting fees in securities offerings in which the Company acts as an underwriter, such as initial public offerings, follow-on equity offerings, debt offerings, and convertible securities

Cowen Inc.
Notes to Consolidated Financial Statements (Continued)

offerings. Fee revenue relating to underwriting commitments is recorded at the point in time when all significant items relating to the underwriting process have been completed and the amount of the underwriting revenue has been determined. This generally is the point at which all of the following have occurred: (i) the issuer's registration statement has become effective with the SEC or the other offering documents are finalized; (ii) the Company has made a firm commitment for the purchase of securities from the issuer; (iii) the Company has been informed of the number of securities that it has been allotted; and (iv) the issuer obtains control and benefits of the offering; which generally occurs on trade date.
Underwriting fees are recognized gross of transaction-related expenses, and such amounts are adjusted to reflect actual expenses in the period in which the Company receives the final settlement, typically within 90 days following the closing of the transaction.

•
Strategic/financial advisory fees. The Company's strategic advisory revenue includes success fees earned in connection with advising companies, principally in mergers, acquisitions and restructuring transactions. The Company also earns fees for related advisory work such as providing fairness opinions. A significant portion of the Company's advisory revenue (i.e., success related advisory fees) is considered variable consideration and recognized when it is probable that the variable consideration will not be reversed in a future period. The variable consideration is constrained until satisfaction of the performance obligation. The Company records strategic advisory revenues at the point in time, gross of related expenses, when the services for the transactions are completed or the contract is canceled under the terms of each assignment or engagement.

•
Placement and sales agent fees. The Company earns agency placement fees and sales agent commissions in non-underwritten transactions, such as private placements of loans and debt and equity securities, including, private investment in public equity transactions (“PIPEs”), and as sales agent in at-the-market offerings of equity securities. The Company records placement revenues (which may be in cash and/or securities) at the point in time when the services for the transactions are completed under the terms of each assignment or engagement. The Company records sales agent commissions on a trade-date basis.

•
Expense reimbursements from clients.  Investment banking revenue includes expense reimbursements for transaction-related expenses, primarily consisting of legal, travel and other costs directly associated with the transaction.  Expense reimbursements associated with investment banking engagements are recognized in revenue at the point in time when the Company is contractually entitled to reimbursement. The related expenses are presented gross within their respective expense category in the accompanying consolidated statements of operations.

Brokerage
Brokerage revenue consists of commissions, principal transactions, equity and credit research fees and trade conversion revenue.

•
Commissions. Commission revenue includes fees from executing and clearing client transactions and commission sharing arrangements. Trade execution and clearing services, when provided together, represent a single performance obligation as the services are not separately identifiable in the context of the contract. Commission revenues associated with combined trade execution and clearing services on a standalone basis, are recognized at a point in time on trade-date. Commissions revenues are generally paid on settlement date and the Company records a receivable between trade-date and payment on settlement date. The Company permits institutional customers to allocate a portion of their commissions to pay for research products and other services provided by third parties. The amounts allocated for those purposes are commonly referred to as "soft dollar arrangements". The Company also offers institutional clients the ability to allocate a portion of their gross commissions incurred on trades executed with various brokers to pay for research products and other services provided by third parties by entering into commission sharing arrangements. The Company acts as an agent in the soft dollar and commission sharing arrangements as the customer controls the use of the soft dollars and directs payments to third-party service providers on its behalf. Accordingly, amounts allocated to soft dollar arrangements are netted against commission revenues and recorded on trade date. Commissions on soft dollar brokerage are recorded net of the related expenditures. The costs of commission sharing arrangements are recorded for each eligible trade and shown net of commission revenue.

•
Principal transactions. Principal transactions revenue includes net trading gains and losses from the Company's market-making activities in over-the-counter equity and fixed income securities, trading of convertible securities, and trading gains and losses on inventory and other Company positions, which include securities previously received as part of investment banking transactions. In certain cases, the Company provides liquidity to clients by buying or

Cowen Inc.
Notes to Consolidated Financial Statements (Continued)

selling blocks of shares of listed stocks without previously identifying the other side of the trade at execution, which subjects the Company to market risk. These positions are typically held for a short duration.

•
Equity and credit research fees. Equity and credit research fees are paid to the Company for providing its equity and credit research. In the US, revenue is recognized once an arrangement exists, access to research has been provided and the customer has benefited from the research. As part of MiFID II, the Company’s international broker-dealers have executed equity and credit research contacts with its clients. The contracts either contain a fixed price for providing access to research or a price at the discretion of the customer with a contract minimum. Fixed equity and credit research fees are recognized over the contract period as the customer is benefiting from the research throughout the contracts term. When the equity and credit research fees are based on the customer’s discretion with a contract minimum, the Company recognizes the contract minimum over the life of the contract as the customer benefits from the research provided and adjusts the revenue when the Company can estimate the amount of equity and credit research fees over the contract minimum. Additionally, the Company earns variable consideration for attending client conferences and events. Revenue is recognized when the Company attends a client conference or event.

•
Trade conversion revenue. Trade conversion revenue includes fees earned from converting foreign securities into an American Depository Receipt (“ADR”) and fees earned from converting an ADR into foreign securities on behalf of customers, and margins earned from facilitating customer foreign exchange transactions. Trade conversion revenue is recognized on a trade-date basis.

Management fees
The Company earns management fees from investment funds and certain managed accounts for which it serves as the investment manager; such fees earned are typically based on committed and invested capital. The Company has determined that the primary drivers of management fees are committed and invested capital relating to private equity funds. The management fees are earned as the investment management services are provided and are not subject to reversals. The performance obligation related to the transfer of these services is satisfied over time because the customer is receiving and consuming the benefits as they are provided by the Company.
Several investment managers and/or general partners of the investment funds are owned jointly by the Company and third parties. Accordingly, the management fees generated by these funds are split between the Company and these third parties based on the proportionate ownership of the management company. Pursuant to US GAAP, these fees received by the management companies are accounted for under the equity method of accounting and are reflected under net gains (losses) on securities, derivatives and other investments in the accompanying consolidated statements of operations.
Management fees are generally paid on a quarterly basis and are prorated for capital inflows (or commitments) and redemptions (or distributions) and are recognized as revenue at that time as they relate specifically to the services provided in that period, which are distinct from the services provided in other periods. While some investors may have separately negotiated fees, in general the management fees are as follows:

•
Hedge Funds. Management fees for the Company's hedge funds are generally charged at an annual rate of up to 2% of utilized invested capital, committed capital or notional trading level. Management fees are generally calculated monthly at the end of each month.

•
Private Equity Funds. Management fees for the Company's private equity or debt funds are generally charged at an annual rate of 1% to 2% of committed capital during the investment period (as defined in the relevant partnership agreement). After the investment period, management fees for these private equity funds are generally charged at an annual rate of 0.5% to 2% of the net asset value or the aggregate cost basis of the unrealized investments held by the private equity funds.  For certain other private equity funds (and managed accounts), the management fees range from 0.2% to 1% and there is no adjustment based on the investment period.  Management fees for the Company's private equity funds are generally paid on a quarterly basis.

•
Cowen Trading Strategies. Advisory fees for the Company's collateral management advisory business are typically paid quarterly based on utilized invested capital or committed capital, generally subject to a minimum fee.

Incentive income
The Company earns incentive income based on net profits (as defined in the respective investment management or partnership agreements) with respect to certain of the Company's investment funds and managed accounts.  The incentive income is either allocated to the Company or is charged to the investment funds in accordance with their respective investment management or partnership agreements. For the hedge funds the Company offers, incentive income earned is typically up to

Cowen Inc.
Notes to Consolidated Financial Statements (Continued)

20% (in certain cases on performance in excess of a benchmark) of the net profits earned for the full year that are attributable to each fee-paying investor. For the private equity and debt fund products the Company offers, the carried interest earned is typically up to 20% of the distributions made to investors after return of their contributed capital and generally a preferred return.
In relation to ASC Topic 606, the Company applies an accounting policy election to recognize incentive income allocated to the Company under an equity ownership model as net gains (losses) on securities, derivatives and other investments in the accompanying consolidated statements of operations. The Company previously recognized these amounts as incentive income.  Under the equity method of accounting the Company recognizes its allocations of incentive income or carried interest within net gains (losses) along with the allocations proportionate to the Company’s ownership interests in the investment funds.
The Company recognizes incentive income charged to the Company's hedge funds based on the net profits of the hedge funds. The Company recognizes such incentive income when the fees are no longer subject to reversal or are crystalized. For a majority of the hedge funds, the incentive fee crystallizes annually when the high-water mark for such hedge funds is reset, which delays recognition of the incentive fee until year end.
In periods following a period of a net loss attributable to an investor, the Company generally does not earn incentive income on any future profits attributable to such investor until the accumulated net loss from prior periods is recovered, an arrangement commonly referred to as a “high-water mark.”
Generally, incentive income or carried interest is earned after the investor has received a full return of their invested capital, plus a preferred return.
Several investment managers and/or general partners of the Company's investment funds are jointly owned by the Company and third parties. Accordingly, the incentive fees generated by these investment funds are split between the Company and these third parties.  Pursuant to US GAAP, incentive income received by the general partners that are accounted for under the equity method of accounting are reflected under net gains (losses) on securities, derivatives and other investments in the accompanying consolidated statements of operations.
Investment Income
Investment income earned by the Op Co segment is earned from investing the Company's capital in various strategies which align to existing businesses within Op Co and from investments in private capital raising transactions of its investment banking clients.
Asset Company
The Asset Co segment generates revenue through three principle sources: management fees, incentive income and investment income from the Company's own capital. Investment income is excluded from ASC Topic 606.
Management fees
The Company earns management fees from investment funds and certain managed accounts for which it serves as the investment manager; such fees earned are typically based on committed and invested capital. The management fees are earned as the investment management services are provided and are not subject to reversals. The performance obligation related to the transfer of these services is satisfied over time because the customer is receiving and consuming the benefits as they are provided by the Company.
Several investment managers and/or general partners of the investment funds are owned jointly by the Company and third parties. Accordingly, the management fees generated by these funds are split between the Company and these third parties based on the proportionate ownership of the management company. Pursuant to US GAAP, these fees received by the management companies are accounted for under the equity method of accounting and are reflected under net gains (losses) on securities, derivatives and other investments in the accompanying consolidated statements of operations.
Management fees are generally paid on a quarterly basis and are prorated for capital inflows (or commitments) and redemptions (or distributions) and are recognized as revenue at that time as they relate specifically to the services provided in that period, which are distinct from the services provided in other periods. While some investors may have separately negotiated fees, in general, the management fees are as follows:

•
Hedge Funds. Management fees for the Company's hedge funds are generally charged at an annual rate of up to 2% of utilized invested capital, committed capital or notional trading level. Management fees are generally calculated monthly at the end of each month.

Cowen Inc.
Notes to Consolidated Financial Statements (Continued)

•
Real Estate. Management fees from the Company's real estate business are generally charged at an annual rate from 0.25% to 1.50% of total capital commitments during the investment period and of invested capital or net asset value of the applicable real estate fund after the investment period has ended. Management fees are typically paid to the general partners on a quarterly basis, at the beginning of the quarter in arrears.

Incentive income
The Company earns incentive income based on net profits (as defined in the respective investment management or partnership agreement) related to certain of the Company's investment funds and managed accounts.  The incentive income is either allocated to the Company or is charged to the investment funds in accordance with their corresponding investment management or partnership agreement. For the hedge funds the Company offers, incentive income earned is typically up to 20% (in certain cases on performance in excess of a benchmark) of the net profits earned for the full year that are attributable to each fee-paying investor.  For the private equity and debt fund products the Company offers, the carried interest earned is typically up to 20% of the distributions made to investors after return of their contributed capital and generally a preferred return.
In relation to ASC Topic 606, the Company applies an accounting policy election to recognize incentive income allocated to the Company under an equity ownership model as net gains (losses) on securities, derivatives and other investments in the accompanying consolidated statements of operations. The Company previously recognized these amounts as incentive income.  Under the equity method of accounting the Company recognizes its allocations of incentive income or carried interest within net gains (losses) along with the allocations proportionate to the Company’s ownership interests in the investment funds.
The Company recognizes incentive income charged to the Company's hedge funds based on the net profits of the hedge funds. The Company recognizes such incentive income when the fees are no longer subject to reversal or are crystalized. For certain  hedge funds, the incentive fee crystallizes annually when the high-water mark for such hedge funds is reset, which delays recognition of the incentive fee until year end. In periods following a period of a net loss attributable to an investor, the Company generally does not earn incentive income on any future profits attributable to such investor until the accumulated net loss from prior periods is recovered, an arrangement commonly referred to as a “high-water mark.”
Generally, incentive income or carried interest is earned after the investor has received a full return of their invested capital, plus a preferred return. However, for certain private equity structures, the Company is entitled to receive incentive fees earlier, provided that the investors have received their preferred return on a current basis or on an investor by investor basis. These private equity structures are generally subject to a potential clawback of these incentive fees upon the liquidation of the private equity structure if the investor has not received a full return of its invested capital plus the preferred return thereon.
Several investment managers and/or general partners of the Company's investment funds are jointly owned by the Company and third parties. Accordingly, the incentive fees generated by these investment funds are split between the Company and these third parties.  Pursuant to US GAAP, incentive income received by the general partners that are accounted for under the equity method of accounting are reflected under net gains (losses) on securities, derivatives and other investments in the accompanying consolidated statements of operations.
Investment Income
Investment income earned by the Asset Co segment is earned from investing the Company's capital in various strategies.
Revenue from contracts with customers
For the twelve months ended December 31, 2018, the following table presents revenues from contracts with customers disaggregated by fee type and segment.

Cowen Inc.
Notes to Consolidated Financial Statements (Continued)

	Op Co	Asset Co	Total
Revenue from contracts with customers	(dollars in thousands)
Investment Banking
Underwriting fees	$215,724	$—	$215,724
Strategic/financial advisory fees	81,733	—	81,733
Placement and sales agent fees	46,887	—	46,887
Expense reimbursements from clients	12,878	—	12,878
Total Investment Banking Revenue	357,222	—	357,222
Brokerage
Commissions	366,090	—	366,090
Trade conversion revenue	17,061	—	17,061
Equity and credit research fees	20,184	—	20,184
Total Brokerage Revenue from Customers	403,335	—	403,335
Management Fees	26,081	3,577	29,658
Incentive Income	3,117	—	3,117
Total revenue from contracts with customers	$789,755	$3,577	$793,332
27. Segment Reporting

The Company conducts its operations through two segments: the Op Co segment which consists of Cowen Investment Management (“CIM”), Investment Banking, Markets and Research, and the Asset Co segment which consists of the Company’s private investments, private real estate business and other legacy multi-sector long/short equity strategies.
The performance measure for these segments is Economic Income (Loss), which management uses to evaluate the financial performance of and make operating decisions for the segments including determining appropriate compensation levels. Expenses not directly associated with specific segments are allocated based on the most relevant measures applicable, including headcount, square footage and other factors.
In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for Consolidated Funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses and (iv) certain costs associated with debt. Economic Operating Income (Loss) represents Economic Income (Loss) before depreciation and amortization expenses. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain investment funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes (a) incentive fees during periods when the fees are not yet crystallized for US GAAP reporting and (b) retainer fees, relating to investment banking activities, earned during the period that would otherwise be deferred until closing for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.
As further stated below, one major difference between Economic Income (Loss) and US GAAP net income (loss) is that Economic Income (Loss) presents the segments' results of operations without the impact resulting from the full consolidation of any of the Consolidated Funds. The consolidation of these investment funds' results include the pro rata share of the income or loss attributable to other owners of such entities which is reflected in net income (loss) attributable to redeemable non-controlling interest in consolidated subsidiaries in the accompanying consolidated statements of operations. This pro rata share has no effect on the overall financial performance for the segments, as ultimately, this income or loss is not income or loss for the segments themselves. Included in Economic Income (Loss) is the actual pro rata share of the income or loss attributable to the Company as an investor in such entities, which is relevant in management making operating decisions and evaluating financial performance. The Company does not disclose total asset information for its business segments as the information is not reviewed by the CODM.
The following tables set forth operating results for the Company's Op Co and Asset Co segments and related adjustments necessary to reconcile the Company's Economic Income (Loss) measure to arrive at the Company's consolidated US GAAP net income (loss):

Cowen Inc.
Notes to Consolidated Financial Statements (Continued)

	Year Ended December 31, 2018
				Adjustments
	Operating Company	Asset Company	Total Economic Income (Loss)	Funds Consolidation	Other Adjustments		US GAAP Net Income (Loss)
	(dollars in thousands)
Revenues
Investment banking	$329,061	$—	$329,061	$—	$28,161	(a)	$357,222
Brokerage	452,299	—	452,299	—	(38,717)	(b)	413,582
Management fees	43,466	5,709	49,175	(2,513)	(17,004)	(c)	29,658
Incentive income (loss)	16,851	6,896	23,747	(52)	(20,578)	(c)	3,117
Investment income (loss)	53,593	2,753	56,346	—	(56,346)	(d)(e)	—
Interest and dividends	—	—	—	—	108,009	(d)	108,009
Reimbursement from affiliates	—	—	—	(269)	1,307	(f)	1,038
Aircraft lease revenue	—	—	—	—	1,852	(e)	1,852
Reinsurance premiums	—	—	—	—	38,096	(g)	38,096
Other revenue	(1,619)	451	(1,168)	—	5,672	(g)	4,504
Consolidated Funds revenues	—	—	—	9,838	—		9,838
Total revenues	893,651	15,809	909,460	7,004	50,452		966,916
Interest expense	17,489	5,524	23,013	—	81,103	(b)(d)	104,116
Total net revenues	876,162	10,285	886,447	7,004	(30,651)		862,800
Expenses
Non interest expense	784,878	17,143	802,021	—	76,970	(a)(f)(h)(i)	878,991
Consolidated Funds expenses	—	—	—	8,615	—		8,615
Total expenses	784,878	17,143	802,021	8,615	76,970		887,606
Total other income (loss)	—	—	—	35,494	88,248	(c)(d)(i)(j)	123,742
Income taxes expense / (benefit)	—	—	—	—	15,719	(h)	15,719
Income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and investment funds	7,606	686	8,292	33,883	(1,777)		40,398
Income (loss) attributable to Cowen Inc.	83,678	(7,544)	76,134	—	(33,315)		42,819
Less: Preferred stock dividends	5,162	1,630	6,792	—	—		6,792
Economic income (loss) / Income (loss) attributable to Cowen Inc. common stockholders	78,516	(9,174)	69,342	$—	$(33,315)		$36,027
Add back: Depreciation and amortization expense	11,402	181	11,583
Economic operating income (loss)	$89,918	$(8,993)	$80,925

Cowen Inc.
Notes to Consolidated Financial Statements (Continued)

	Year Ended December 31, 2017
				Adjustments
	Operating Company	Asset Company	Total Economic Income (Loss)	Funds Consolidation	Other Adjustments		US GAAP Net Income (Loss)
	(dollars in thousands)
Revenues
Investment banking	$223,614	$—	$223,614	$—	$—		$223,614
Brokerage	312,780	—	312,780	—	(19,170)	(b)	293,610
Management fees	45,007	10,380	55,387	(2,593)	(19,549)	(c)	33,245
Incentive income (loss)	17,872	8,156	26,028	(1,739)	(18,906)	(c)	5,383
Investment income (loss)	7,204	37,938	45,142	—	(45,142)	(d)(e)	—
Interest and dividends	—	—	—	—	49,440	(b)(d)	49,440
Reimbursement from affiliates	—	—	—	(297)	3,157	(f)	2,860
Aircraft lease revenue	—	—	—	—	3,751	(e)	3,751
Reinsurance premiums	—	—	—	—	30,996	(g)	30,996
Other revenue	3,307	(76)	3,231	—	5,330	(g)	8,561
Consolidated Funds revenues	—	—	—	7,321	—		7,321
Total revenues	609,784	56,398	666,182	2,692	(10,093)		658,781
Interest expense	13,599	5,289	18,888	—	42,061	(d)	60,949
Total net revenues	596,185	51,109	647,294	2,692	(52,154)		597,832
Expenses
Non interest expense	584,816	40,571	625,387	(199)	58,935	(a)(f)(h)(i)	684,123
Consolidated Funds expenses	—	—	—	12,526	—		12,526
Total expenses	584,816	40,571	625,387	12,327	58,935		696,649
Total other income (loss)	—	—	—	31,073	74,706	(c)(d)(i)(j)(k)	105,779
Income taxes expense / (benefit)	—	—	—	—	44,053	(h)	44,053
Income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and investment funds	5,178	894	6,072	21,438	(3,719)		23,791
Income (loss) attributable to Cowen Inc.	6,191	9,644	15,835	—	(76,717)		(60,882)
Less: Preferred stock dividends	4,890	1,902	6,792	—	—		6,792
Economic income (loss) / Income (loss) attributable to Cowen Inc. common stockholders	1,301	7,742	9,043	$—	$(76,717)		$(67,674)
Add back: Depreciation and amortization expense	11,211	347	11,558
Economic operating income (loss)	$12,512	$8,089	$20,601

Cowen Inc.
Notes to Consolidated Financial Statements (Continued)

	Year Ended December 31, 2016
				Adjustments
	Operating Company	Asset Company	Total Economic Income (Loss)	Funds Consolidation	Other Adjustments		US GAAP Net Income (Loss)
	(dollars in thousands)
Revenues
Investment banking	$133,279	$—	$133,279	$—	$—		$133,279
Brokerage	207,040	—	207,040	—	(7,860)	(b)	199,180
Management fees	46,982	20,266	67,248	(1,665)	(24,971)	(c)	40,612
Incentive income (loss)	12,755	13,519	26,274	(714)	(17,226)	(c)	8,334
Investment income (loss)	(9,991)	14,014	4,023	—	(4,023)	(d)(e)	—
Interest and dividends	—	—	—	—	14,732	(b)(d)	14,732
Reimbursement from affiliates	—	—	—	(303)	10,807	(f)	10,504
Aircraft lease revenue	—	—	—	—	4,161	(e)	4,161
Reinsurance premiums	—	—	—	—	32,459	(g)	32,459
Other revenue	12,975	16,792	29,767	—	(7,412)	(d)	22,355
Consolidated Funds revenues	—	—	—	5,949	—		5,949
Total revenues	403,040	64,591	467,631	3,267	667		471,565
Interest expense	12,378	4,812	17,190	—	12,118	(d)	29,308
Total net revenues	390,662	59,779	450,441	3,267	(11,451)		442,257
Expenses
Non interest expense	406,692	64,659	471,351	(429)	37,824	(d)(h)(i)	508,746
Consolidated Funds expenses	—	—	—	9,064	—		9,064
Total expenses	406,692	64,659	471,351	8,635	37,824		517,810
Total other income (loss)	—	—	—	8,532	35,534	(c)(d)(i)	44,066
Income taxes expense / (benefit)	—	—	—	—	(19,092)	(h)	(19,092)
Income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and investment funds	5,793	2,028	7,821	3,164	(4,103)		6,882
Income (loss) attributable to Cowen Inc.	(21,823)	(6,908)	(28,731)	—	9,454		(19,277)
Less: Preferred stock dividends	4,890	1,902	6,792	—	—		6,792
Economic income (loss) / Income (loss) attributable to Cowen Inc. common stockholders	(26,713)	(8,810)	(35,523)	$—	$9,454		$(26,069)
Add back: Depreciation and amortization expense	10,451	558	11,009
Economic operating income (loss)	$(16,262)	$(8,252)	$(24,514)
The following is a summary of the adjustments made to US GAAP net income (loss) for the segment to arrive at
Economic Income (Loss):
Funds Consolidation: The impacts of consolidation and the related elimination entries of the Consolidated Funds are not included in Economic Income (Loss). Adjustments to reconcile to US GAAP net income (loss) included elimination of incentive income and management fees earned from the Consolidated Funds and addition of investment fund expenses excluding management fees paid, investment fund revenues and investment income (loss).
Other Adjustments:

(a)
Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category and records income from uncrystallized incentive fees.

(b)	Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities which are shown gross in interest income and interest expense for US GAAP.

(c)
Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

Cowen Inc.
Notes to Consolidated Financial Statements (Continued)

(d)	Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).

(e)	Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).

(f)	Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.

(g)	Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.

(h)	Economic Income (Loss) excludes income taxes and acquisition related adjustments as management does not consider these items when evaluating the performance of the segment.

(i)
Economic Income (Loss) recognizes the Company's proportionate share of expenses, for certain real estate operating entities and the activist business, for which the investments are recorded under the equity method of accounting for investments.

(j)	Economic Income (Loss) excludes gain/(loss) on debt extinguishment.

(k)	Economic Income (Loss) excludes the bargain purchase gain which resulted from the Convergex Group acquisition.